     As filed with the Securities and Exchange Commission on September 5, 2003

                                                Securities Act File No. 333-1597
                                        Investment Company Act File No. 811-8388

================================================================================

                     U.S. SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   ----------

                                    Form N-2

             Registration Statement under the Securities Act of 1933         [_]
                           Pre-Effective Amendment No.                       [_]
                          Post Effective Amendment No.                       [_]
                                     and/or
         Registration Statement under the Investment Company Act of 1940     [X]
                                 Amendment No. 7                             [X]

                        (check appropriate box or boxes)

                                   ----------

                     Morgan Stanley Asia-Pacific Fund, Inc.
              (formerly Morgan Stanley Asia Investment Fund. Inc.)
               (Exact Name of Registrant as Specified in Charter)

                           1221 Avenue of the Americas
                            New York, New York 10020

                    (Address of Principal Executive Offices)
       Registrant's Telephone Number, including Area Code: (212) 762-7500

                                   ----------

                                RONALD E. ROBISON
                     Morgan Stanley Asia-Pacific Fund, Inc.
                  c/o Morgan Stanley Investment Management Inc.
                           1221 Avenue of the Americas
                            New York, New York 10020

                     (Name and Address of Agent for Service)

                                   ----------

                                With copies to:

                          LEONARD B. MACKEY, JR., ESQ.
                             Clifford Chance US LLP
                                200 Park Avenue
                            New York, New York 10166
                                 (212) 878-8000

                                   ----------

================================================================================

                                EXPLANATORY NOTE

This filing is made solely for the purposes of: (a) supplementing the Prospectus of Morgan Stanley Asia-Pacific Fund, Inc. (the "Fund") with information regarding certain sub-advisory arrangements entered into by Morgan Stanley Investment Management Inc., the Fund's investment manager, and (b) filing as an Exhibit the Amended and Restated By-Laws of the Fund.

                           PARTS A and B--PROSPECTUS*

ITEM 20.   Investment Advisory and Other Services

Effective August 11, 2003, Morgan Stanley Investment Management Inc. (the "Investment Manager") entered into Sub-Advisory Agreements with Morgan Stanley Investment Management Company and Morgan Stanley Asset & Investment Trust Management Co., Limited (each a "Sub-Adviser"). As a result, the following text is hereby added to the section of the Fund's Prospectus titled "Management of the Fund - Investment Manager":

Sub-Advisers

Morgan Stanley Asset & Investment Trust Management Co., Limited ("MSAITM"), located at Yebisu Garden Place Tower, 20-3, Ebisu 4-chome, Shibuya-ku, Tokyo, Japan 150-6009, and Morgan Stanley Investment Management Company ("MSIM Company"), located at 23 Church Street, 16-01 Capital Square, Singapore 049481, each a wholly-owned subsidiary of Morgan Stanley, serve as investment sub-advisers for the Fund on a day-to-day basis. MSAITM and MSIM Company each select, buy and sell securities for the Fund under the supervision of the Investment Manager. References in the Prospectus to the Investment Manager, when used in connection with its activities as the Fund's investment adviser, include any Sub-Adviser acting under its supervision.

The Investment Manager pays each Sub-Adviser on a monthly basis a portion of the net advisory fees the Investment Adviser receives from the Fund. Each investment sub-advisory agreement will continue in effect for an initial term of two years, and thereafter for successive annual periods as long as such continuance is approved in accordance with the 1940 Act.



----------
* Pursuant to the General Instructions to Form N-2, all information required to be set forth in Part B: Statement of Additional Information has been included in Part A: The Prospectus.

                            PART C--OTHER INFORMATION

ITEM 24.  Financial Statements and Exhibits

     (1) Financial Statements (Not applicable)

     (2) Exhibits

          (a)  (1)  --  Articles of Incorporation*
               (2)  --  Articles of Amendment**
               (3)  --  Articles of Amendment***
          (b)       --  Amended and Restated By-Laws+
          (c)       --  Not applicable
          (d)  (1)  --  Specimen certificate for Common Stock, par value $.01 per share***
               (2)  --  Form of Subscription Certificate (included on pages A-1 to A-2 of the Prospectus forming part of this Registration Statement)*****
               (3)  --  Form of Notice of Guaranteed Delivery (included on pages
                        B-1 to B-2 of the Prospectus forming part of this Registration Statement)*****
               (4)  --  Form of Nominee Holder Over-Subscription Exercise Form
                        (included on pages C-1 to C-2 of the Prospectus forming part of this Registration Statement)*****
               (5)  --  Form of Subscription Agent Agreement****
               (6)  --  Form of Information Agent Agreement****
          (e)       --  Dividend Reinvestment and Cash Purchase Plan***
          (f)       --  Not applicable
          (g)  (1)  --  Investment Advisory and Management Agreement with the
                        Manager***
               (2) Sub-Advisory Agreement between the Manager and Morgan Stanley Asset & Investment Trust Management Co., Limited+
               (3) Sub-Advisory Agreement between the Manager and Morgan Stanley Investment Management Company +
          (h)  (1)  --  Form of Dealer Manager Agreement****
               (2)  --  Form of Soliciting Dealer Agreement****
               (3)  --  Form of Selling Group Agreement****
          (i)       --  Not applicable
          (j)  (1)  --  Custody Agreement***
               (2)  --  Domestic Custody Agreement***
          (k)  (1)  --  Agreement for Stock Transfer Services***
               (2)  --  Administration Agreement***
               (3)  --  Agreement for Shareholder Services in Japan***
               (4)  --  Agreement for Dividend Paying Services in Japan***
               (5)  --  Agreement for Commissions for Shareholder and Dividend
                        Paying Services in Japan***
          (l)  (1)  --  Opinion and Consent of Rogers & Wells****
               (2)  --  Opinion and Consent of Piper & Marbury L.L.P.****
          (m)       --  Not applicable
          (n)       --  Consent of Independent Accountants****
          (o)       --  Not applicable
          (p)       --  Not applicable
          (q)       --  Not applicable
          (r)       --  Not applicable

* Incorporated by reference to the Fund's Registration Statement on Form N-2 (File Nos. 33-76014; 811-8388) filed on March 2, 1994.
** Incorporated by reference to Pre-Effective Amendment No. 1 to the Fund's Registration Statement on Form N-2 (File Nos. 33-76014; 811-8388) filed on June 27, 1994.
*** Incorporated by reference to Pre-Effective Amendment No. 2 to the Fund's Registration Statement on Form N-2 (File Nos. 33-76014; 811-8388) filed on July 25, 1994.
****  Previously filed.
***** Previously filed as an Exhibit to the Registrants Registration Statement
      filed on April 16, 1996 (file No. 333-1597).
+     Filed herewith.

                                   SIGNATURES

     Pursuant to the requirements of the Investment Company Act of 1940, as amended, the Registrant has duly caused this Amendment to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, and State of New York, on the 5th day of September, 2003.


                                        MORGAN STANLEY ASIA-PACIFIC FUND, INC.


                                              By: /s/ Stefanie V. Chang
                                                 -------------------------------
                                                   Stefanie V. Chang
                                                   Vice President

                                  EXHIBIT INDEX

                                                                    Sequentially
Exhibit                                                               Numbered
 Number                            Exhibit                              Page
--------       -----------------------------------------------      ------------
 2(b)          Amended and Restated By-Laws

2(g)(2)        Sub-Advisory Agreement between the Manager and
               Morgan Stanley Asset & Investment Trust
               Management Co., Limited

2(g)(3)        Sub-Advisory Agreement between the Manager and
               Morgan Stanley Investment Management Company